Exhibit 4.1

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the placement agent for this subscription will arrange to send you the prospectus if you request it by calling toll-free 800-678-9147.

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription”) is dated as of December 21, 2016, by and between Redhill Biopharma Ltd., a company limited by shares organized under the laws of the State of Israel (the “Company”), and EMC2 FUND LTD., a limited company organized under the laws of The Bahamas (the “Investor”).

RECITALS

A.       The Investor wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Subscription, 1,463,415 American Depositary Shares (the “ADSs”) representing  14,634,150 ordinary shares of the Company, par value NIS 0.01 per share (the “Ordinary Shares”), at a price per share of $10.25, and warrants (the “Warrants”) to purchase 731,708 ADSs (the “Warrant ADSs,” and together with the ADSs, the Ordinary Shares and the Warrants, the “Securities”) at an exercise price of $13.33. The Warrants will be in the form attached hereto as Exhibit A.

B.        Subject to the terms and conditions set forth in this Subscription and pursuant to the Company’s effective Registration Statement on Form F-3 (File No. 333-209702), as filed with the Securities and Exchange Commission on February 25, 2016 (as amended and/or supplemented from time to time, the “Registration Statement”) as to the Securities, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, the ADSs and Warrants as more fully described in this Subscription.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Subscription, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.       Subscription.

(a)       The Investor agrees to buy, and the Company agrees to sell and issue to the Investor, 1,463,415 ADSs and warrants to purchase 731,708 ADSs for an aggregate purchase price of $15,000,000 (the “Subscription Amount”).

(b)       The Securities have been registered on the Registration Statement. The Registration Statement has been declared effective by the Securities and Exchange Commission (the “SEC”) and is effective on the date hereof. A final prospectus supplement will be delivered to the Investor as required by law.

(c)       The completion of the purchase and sale of the ADSs and the Warrants (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, located at 30 Rockefeller Plaza, New York, New York 10112, or at such other location(s) or remotely by facsimile transmission or other electronic means as the parties may mutually agree, on the date specified by the Company. At the Closing, (i) the Investor shall pay the Subscription Amount by wire transfer of immediately available funds to the Company to such bank account or accounts as shall be designated by the Company, and (ii) the Company shall cause (x) the ADSs to be delivered to the Investor, with the delivery of the American Depositary Receipts evidencing the ADSs by The Bank of New York Mellon, as the depositary (the “Depositary”), pursuant to the Deposit Agreement, dated as of December 26, 2012, among the Company, the Depositary, and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), and (y) the Warrants to be delivered to the Investor.

2.       Representations and Warranties of the Company. The Company represents and warrants as of the date hereof to the Investor as follows: (i) it has the full corporate power and authority to enter into this Subscription and to perform all of its obligations hereunder; (ii) this Subscription has been duly authorized and executed by, and when delivered in accordance with the terms hereof will constitute a valid and binding agreement of, the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally or subject to general principles of equity; (iii) the execution and delivery of this Subscription and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of the Company’s articles of association, as amended to date, or any other organizational documents; (iv) the ADSs and the Warrants, when issued and paid for in accordance with the terms of this Subscription, will be duly authorized, validly issued, fully paid and non-assessable; (v) the Warrant ADSs to be issued upon exercise of the Warrants have been duly authorized and reserved for issuance pursuant to the terms of the Warrants, and when issued by the Company upon valid exercise of the Warrants and payment of the exercise price and any other fees in connection therewith, will be validly issued, fully paid and non-assessable; and (vi)  the Registration Statement, at the time it became effective, did not contain, and as of the time hereof, does not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

3.       Representations, Warranties and Acknowledgments of the Investor.

(a)       The Investor hereby represents and warrants as of the date hereof to the Company as follows: (i) it has the full right, power and authority to enter into this Subscription and to perform all of its obligations hereunder; (ii) this Subscription has been duly authorized and executed by the Investor and, when delivered in accordance with the terms hereof, will constitute a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally or subject to general principles of equity; (iii) the execution and delivery of this Subscription and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of the Investor’s governing or organizational documents; (iv) the Investor has had full access to the prospectus included in the Registration Statement and the Company’s periodic reports and other information incorporated by reference therein, and was able to read, review, download and print such materials, if desired; (v) at the time the Investor was offered the Securities, it was, and at the date hereof it is, and on the date of the Closing it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended; (vi) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Securities; (vii) the Investor and the Investor’s attorneys, accountants, purchaser representatives and/or tax advisors, if any (collectively, “Advisors”), have received and carefully reviewed this Subscription, the Company’s SEC filings and each of the transaction documents and all other documents requested by the Investor or its Advisors, if any, and understand the information contained therein, prior to the execution of this Subscription; (viii) the Investor and its Advisors, if any, have had a reasonable opportunity to ask questions of and receive answers from the Company’s officers and any other persons authorized by the Company to answer such questions, concerning, among other related matters, the Securities, the transaction documents and the business, financial condition, results of operations and prospects of the Company and all such questions have been answered by the Company to the full satisfaction of the Investor and its Advisors, if any; (ix) the Investor has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Subscription or the transactions contemplated hereby; (x) the Investor is not relying on the Company or any of its respective employees or agents with respect to the legal, tax, economic and related considerations of an investment in the Securities, and the Investor has relied on the advice of, or has consulted with, only its own Advisors; (xi) the Investor is satisfied that it has received adequate information with respect to all matters which it or its Advisors, if any, consider material to its decision to make an investment in the Securities; (xii) except as set forth below, the Investor is not a, and it has no direct or indirect affiliation or association with any, member of the Financial Industry Regulatory Authority, Inc. or an Associated Person (as such term is defined under the NASD Membership and Registration Rules Section 1011) as of the date hereof; and (xiii) neither the Investor nor any group of investors (as identified in a public filing made with the SEC) of which the Investor is a part in connection with the offering of the Securities, acquired, or obtained the right to acquire, twenty percent (20%) or more of the Ordinary Shares (or securities convertible into or exercisable for Ordinary Shares) or the voting power of the Company on a post-transaction basis.

(b)       The Investor hereby also represents and warrants as of the date hereof to the Company that, other than the transactions contemplated hereunder, the Investor has not, directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Investor, executed any transactions in securities of the Company, including “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended (“Short Sales”), during the period commencing from the time that the Investor first became aware of the proposed transactions contemplated hereunder until the date hereof (the “Discussion Time”). The Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

4.       Covenant of the Investor Regarding Short Sales and Confidentiality. The Investor hereby covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will execute any transactions in securities of the Company, including Short Sales, during the period after the Discussion Time and ending at the time that the transactions contemplated by this Subscription are first publicly announced by the Company through a press release and/or Current Report on Form 6-K. The Investor hereby covenants that until such time as the transactions contemplated by this Subscription are publicly disclosed by the Company through a press release and/or Current Report on Form 6-K, the Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction.

5.       Covenant of the Company Regarding Right to Nominate Director. The Company hereby grants to the Investor the right to nominate one person for election to the Company’s board of directors (the “Board”) at the Company’s next annual meeting of shareholders (“Upcoming Shareholder Meeting”), subject to meeting applicable legal and stock exchange requirements and subject to the consent of the Board, which consent shall, subject to each director’s fiduciary duties under applicable law, not be unreasonably withheld. The nomination right is also subject to shareholder approval of amendments to the Company’s articles of association, the approval of which amendments shall be recommended to the Company’s shareholders by the Board, (i) increasing the maximum number of directors that may serve on the Board and (ii) providing that the term of office of any director elected to the Board, and originally nominated for election by the Investor by virtue of the nomination right pursuant to this Section 5 of the Subscription, shall automatically expire at the first annual meeting of shareholders following the Upcoming Shareholder Meeting unless the Investor, at least 75 days prior to such first annual meeting of shareholders following the Upcoming Shareholder Meeting, evidences to the Company the Investor’s beneficial ownership, together with its affiliates, as such term is defined in Rule 405 of the Securities Act of 1933, as amended (“Affiliates”), of at least 4% of the outstanding shares of the Company (not including shares underlying any option or warrants). If not so expired at the first annual meeting following the Upcoming Shareholder Meeting, the term of office of such director shall automatically expire at the second annual meeting of shareholders following the Upcoming Shareholder Meeting, unless the Investor, at least 75 days prior to such second annual meeting following the Closing, evidences to the Company its beneficial ownership, together with its Affiliates, of at least 4% of outstanding shares of the Company (not including shares underlying any option or warrants). In any event, the term of office of such director shall automatically expire at the third annual meeting of shareholders following the Upcoming Shareholder Meeting, unless such director is re-elected by the Company’s shareholders. The Investor acknowledges that the Company does not guarantee that the Company’s shareholders will approve such amendments to the articles of association of the Company. Upon the selection of the director nominee, and the approval of the director nominee by the Board, the Board shall recommend to the Company’s shareholders the election of the director nominee to the Board.

6.       Reliance by Placement Agent.  In connection with the offering of the Securities, Roth Capital Partners, LLC, the Company’s placement agent for this Subscription (the “Placement Agent”), may rely on each representation and warranty of the Company and the Investor made herein or pursuant to the terms hereof with the same force and effect as if such representation or warranty were made directly to the Placement Agent.  The Placement Agent shall be a third party beneficiary to this Subscription to the extent provided in this Section 6.

7.       Miscellaneous.

(a)       Upon consummation of this Subscription, the Company will reimburse the Investor for its legal fees and expenses up to $50,000, upon presentation of a final invoice of Investor’s legal adviser. The legal fees may be deducted from the Subscription Amount.

(b)       This Subscription constitutes the entire understanding and agreement among the parties with respect to its subject matter, and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Subscription.

(c)       This Subscription may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other party hereto, it being understood that the parties need not sign the same counterpart. Execution may be made by delivery by facsimile or by e-mail delivery of a “.pdf” format data file.

(d)       The provisions of this Subscription are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Subscription shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Subscription and this Subscription shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely affect the economic rights of either party hereto.

(e)       All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier or sent via facsimile or by e-mail delivery and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company: as set forth on the signature page hereto.

To the Investor: as set forth on the Investor’s signature page hereto.

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

(f)       No provision of this Subscription may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Subscription shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(g)       This Subscription shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

RedHill Biopharma Ltd.

By:	/s/ Dror Ben Asher
Name: Dror Ben Asher
Title: CEO

By:	/s/ Micha Ben Chorin
Name: Micha Ben Chorin
Title: CFO

Address for Notices:

21 Ha'arba'a Street
Tel Aviv 64739
Israel

[Signature Page to Subscription Agreement]

 IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Address for Notices:
EMC2 FUND LTD.	c/o Gibbons P.C.
Attention: Peter Flagel, Esq.
By: /s/ Alejandro Weinstein	One Pennsylvania Plaza, 37th Floor
New York, NY 10119
Name: Alejandro Weinstein
Title: Investment Manager

Email Address: pflagel@gibbonslaw.com

[Signature Page to Subscription Agreement]